## Cooperation and License Agreement

This Agreement made and entered into this 13th day of January 2004 (the "Effective Date"), by and between

Allgemeine Gold- und Silberscheideanstalt AG
Kanzlerstraße 17
75175 Pforzheim
Germany

- hereinafter called "AGOSI" -

and

Karat Platinum, LLC
7 Manor Lane
Lawrence, New York 11559
USA

- hereinafter called "KARAT" -

### Preamble

AGOSI is a German stock corporation and inter alia manufactures and develops alloys made out of precious metals as well as non-precious metals.

KARAT's majority shareholder is Mr. David Neuberg, New York, who is also managing member of KARAT and has complete legal authority to negotiate and execute this Agreement.

KARAT is active in the area of sales and marketing of platinum jewelry.

Dr. Peter Tews, an employee of AGOSI, is the inventor of a new alloy comprising a mixture of platinum and non-precious metals (the "ALLOY"), and AGOSI wishes to manufacture the ALLOY for sale to KARAT and third parties.

The Parties have expressed a mutual interest in AGOSI manufacturing and selling the ALLOY and in KARAT purchasing and marketing the ALLOY for jewelry products, in particular in the United States of America (hereinafter the "Cooperation"). In this context, KARAT wishes to obtain a right to use the ALLOY.

Now, therefore, it is hereby agreed by the Parties as follows:

## A
## DEFINITIONS

### A.1 Information

The term "Information" shall mean any and all technical and/or commercial information in tangible or non-tangible form, including product samples, which is disclosed or made available by one Party or its Affiliates or agents (the "Provider") to the other Party or its Affiliates (the "Recipient") for the purposes of this Agreement. This Information may include, but is not limited to, formulae, compositions, ideas, machine-readable data, production methods, processes, techniques, quality control and testing methods, and other technical and/or commercial data, as well as product samples.

### A.2 Jewelry

"Jewelry" shall mean all kind of ornaments ordinarily made of precious metals, gems or stones, including without limitation, amulettes, bracelets, brooches, chains, earrings, flasks, hat ornaments, jewel cases, medallions, medals, necklaces, ornamental pins, rings, straps for wristwatches, actual wristwatches, tie-clips, watch bands and watch chains, pendants, lockets, etc.

### A.3 Patent Rights

"Patent Rights" shall mean all patents and patent applications as well as any utility models and utility model applications as well as any rights to and arising out of said applications anywhere in the world covering the ALLOY and/or the process of its production and/or its application, in particular for Jewelry products.

"European Patent Rights" shall mean those patent rights which relate to a patent application with the European Patent Office or with a national patent office of any of the countries which adhere to the European Patent Treaty. In particular, German Patent Rights belong to the European Patent Rights.

"US Patent Rights" shall mean patent rights relating to the territory of the United States of America.

"Other Patent Rights" shall mean all Patent Rights which are neither European Patent Rights nor US Patent Rights.

### A.4 Affiliate

An "Affiliate" of a Party shall mean any company or entity which is controlled by a Party, or controls a Party or is under common control together with a Party. Control shall mean a stake of at least 25% in the shares and/or voting rights of the controlled company or entity. In particular, Italbras S.p.A. is an Affiliate of AGOSI, and David Neuberg is an Affiliate of KARAT.

### A.5 Affected Parties

Whenever in this Agreement any obligation is imposed upon a Party or whenever any reference in this Agreement is made to a Party then to the extent that a Party has the legal authority to do

so, such obligation and/or reference shall be deemed to be imposed upon or referred to that Party and all of its Affiliates, whether directly or indirectly. Whenever a Party lacks the legal authority to impose an obligation upon its Affiliate, then such Party shall be obligated to exert best efforts to cause all of its Affiliates to fulfill such obligation or prevent all of its Affiliates from violating any restriction under this Agreement that is applicable to such Party.

## B
## SALES OBLIGATIONS AND EXCLUSIVITY

**B.1 Sales Obligations**

B.1.1 So long as this Agreement is in effect (except as otherwise specifically provided in this Agreement) AGOSI shall manufacture and sell to KARAT sufficient quantities of ALLOY for Jewelry made of the ALLOY. For quantities in excess of the following quantities (the "Minimum Obligations Quantities"), AGOSI's ability to manufacture and sell the ALLOY to KARAT might be limited or even precluded due to technical and/or economic reasons:

- calendar year 2004: 1,000 kilograms, however limited to 200 kilograms per month,
- calendar year 2005: 1,500 kilograms, however limited to 200 kilograms per month,
- each consecutive calendar year: 2,000 kilograms per calendar year, however limited to 250 kilograms per month.

With respect to the quantities per month, AGOSI will use its best endeavors to also meet higher requirements per month after corresponding forecasts.

B.1.2 The manufacturing prices for the ALLOY shall be based upon the attached preliminary price list (**Annex 1**). The prices are fixed until the parties mutually agree to change them. Either party can ask for such a reasonable adjustment of the prices with a 60-day advance notice.

**B.2 Exclusivity**

For a period of five (5) years following the Effective Date, KARAT shall be the exclusive distributor of and licensee for the ALLOY in the field of Jewelry, both directly and indirectly. During this five (5) year term, the right to sell, distribute and/or market ALLOY within the field of Jewelry or in any way related to Jewelry to any person or entity anywhere within the world shall be exclusive to KARAT.

**B.3 Orders and Deliveries**

B.3.1 KARAT shall be obliged to place a written order which requires written order confirmation by AGOSI. The order confirmation shall be issued as swiftly as possible, however not later than within 3 working days following receipt of the order in accordance with AGOSI's Sales Obligations.

B.3.2 Deliveries shall be made ex works (EXW, latest Incoterms version) Germany or Italy in return for advance payment AGOSI hereby undertakes to exercise diligence in making deliveries in a timely manner. For the purposes of this Agreement, "timely" delivery shall be delivery within 30 days after receipt of the order and the raw material from KARAT.

**B.4 Limitation of Liability, No Warranties**

B.4.1 The liability of each Party shall be limited in accordance with the provisions contained in this Section B.4.1, and any liability in excess thereof is hereby excluded, except as otherwise specifically provided for in this Agreement.

A Party shall be liable if such Party has violated a contractual duty, compliance with which is of particular importance for the fulfilment of the contract's purpose (main duty). In the aforementioned case, the liability of such Party, if any, shall be limited to such damage or loss which is typically to be expected when obligations in connection with agreements of the kind being entered into herewith are violated or as is specifically provided in this Agreement.

The preceding limitation of liability shall not apply (i) if the damage or loss to the aggrieved Party was caused either deliberately or through negligence either by the defaulting Party or any individual who or entity which was authorized by the defaulting Party to act on the defaulting Party's behalf in order to fulfil the defaulting Party's obligations towards the aggrieved Party or (ii) if the defaulting Party has warranted specific qualities in written form and those qualities are missing, or (iii) for loss arising from loss of life, personal injury or injury to health which is attributable to an intentional or negligent breach of duty by the defaulting Party or a statutory agent of the defaulting Party or an individual/entity authorized by the defaulting Party to act on the latter's behalf in order to fulfil the defaulting Party's obligations towards the aggrieved party. Furthermore, AGOSI shall be liable in accordance with the German Product Liability Act (Produkthaftungsgesetz), if applicable.

B.4.2 AGOSI does not warrant that the ALLOY is patentable. Should the ALLOY not be patentable, the validity of this Agreement shall not be affected thereby, and all provisions relating to Patent Rights shall apply mutatis mutandis to any other rights arising out of the invention concerning the ALLOY. This applies also as long as there is any uncertainty regarding the patentability of the ALLOY, and to jurisdiction where no patent has been granted or applied for.

B.4.3 Notwithstanding the above, to the extent the applicable law of any particular jurisdiction limits or restricts the length of exclusive license or distributorship right, then the rights in the Patent and in the license granted under this Agreement shall be on a non-exclusive basis in such jurisdiction, but only in such jurisdiction and only to the extent required by law. In the event, after a lapse of time, a renewed exclusive license is permitted, then such license shall be reinstated as an exclusive license. During all periods in which a license is granted to KARAT, whether on an exclusive or non-exclusive basis, AGOSI shall be required to fill orders of KARAT for ALLOY subject to the limitations of use and volume provided in this Agreement. AGOSI is of the opinion that under European Law, an exclusivity period cannot extend beyond five (5) years.

B.4.4 All claims brought by either Party against the other Party arising out of or in connection with this Agreement shall become time-barred twelve (12) months after the corresponding claim has become due and payable.

B.4.5 Supplementing Section B.4.2 above, should the ALLOY not be patentable and so long as there exists any uncertainty regarding the patentability of the ALLOY, and with regard to any jurisdiction where no patent has been granted or applied for, then KARAT shall have an exclusive license to utilize the ALLOY in the field of Jewelry for the term of this Agreement, except that to the extent the applicable law of any particular jurisdiction limits or restricts the length of an exclusive license or distributorship right, then the license granted to KARAT shall be on a non-exclusive basis in such jurisdiction, but only such jurisdiction. KARAT is aware of the fact that at present this is the case for any exclusive supply agreement with a duration of more than five years which has any impact, directly or indirectly, on the internal market of the European Union. In the event, after a lapse of time, a renewed exclusive license is permitted, then such license shall be reinstated as an exclusive license. During all periods in which a license is granted to KARAT, whether on an exclusive or non-exclusive basis, AGOSI shall be required to fill orders of KARAT for ALLOY subject to the limitations of use and quantities provided in this Agreement. In every instance in which KARAT has an exclusive license, AGOSI shall be subject to all of the "AGOSI Restrictions" (as such term is defined in Section F.1.1 below), and KARAT shall in any case be subject to all of the "KARAT Restrictions (as such term is defined in Section F.1.2 below).

B.4.6 AGOSI represents that it holds all right, title and interest in and to the ALLOY invented by Dr. Peter Tews and any and all intellectual property relating thereto. Each Party represents to the other Party that, to its respective best knowledge, the ALLOY is not infringing any existing third party's rights.

## C
## PURCHASE OBLIGATIONS

C.1 Subject to Section C.4 below and for a period of five years following the Effective Date, KARAT hereby agrees to purchase all of its requirements for the ALLOY from AGOSI. The ALLOY can be purchased in the form of wire, tapes, ingots or shots.

C.2 The minimum purchase requirements for KARAT (the "Minimum Quantities") shall be:

- calendar year 2004: 350 kg.
- calendar year 2005: 500 kg.
- calendar year 2006 and each consecutive calendar year thereafter: 750 kg per calendar year.

For the calculation of the purchase quantity of each calendar year, all orders placed by KARAT during the relevant calendar year shall be taken into consideration, provided that they have been paid for by KARAT by 31 March of the following calendar year. The requirement that such orders must have been paid for by 31 March of the following calendar year applies only to the extent KARAT's corresponding orders have been delivered by AGOSI during the relevant calendar year or timely thereafter. In the event KARAT places an order with AGOSI which is not confirmed by AGOSI or

timely delivered by AGOSI, then such order shall be deemed to have been purchased by KARAT for the limited purpose of calculating whether KARAT has purchased the Minimum Quantities. Nothing contained in the preceding sentence shall be deemed to impose an obligation upon KARAT to pay AGOSI for the cost of such orders until such orders are confirmed and timely delivered by AGOSI.

C.3 Should KARAT fail to purchase, or be deemed to have purchased pursuant to Section C.2 above, the Minimum Quantity of any year, KARAT shall pay liquidated damages in the amount of fifty per cent (50%) of the purchase price (applicable on 30 December of the corresponding calendar year) of the missing quantity. Should KARAT fail to pay these liquidated damages within 40 days after the corresponding written request by AGOSI, AGOSI shall be permitted to use the ALLOY also in the field of Jewelry and to sell the ALLOY to third parties also for making Jewelry, and AGOSI's exclusivity obligations under Section B.2 and KARAT's purchase obligations under Sections C.1 and C.2 shall terminate (subject to reinstatement as set forth below). In addition, the sales obligations under Section B.1.1 shall be limited from year to year thereafter to double the quantities of the purchase quantities (calculated in accordance with the provisions of Section C.2) ordered by KARAT in the immediately preceding year until such time as (i) KARAT's purchases in any given year equal or exceed the Minimum Quantity for such year and (ii) KARAT pays AGOSI all outstanding liquidated damages plus 7 per cent interest and reasonable legal costs of pursuit of the corresponding payment claim, after which AGOSI's exclusivity obligations under Section B.2 shall be reinstated and AGOSI's sales obligations shall revert to those set forth in Section B.1.1 and KARAT's purchase obligations under Sections C.1 and C.2 shall be automatically reinstated.

C.4 Should AGOSI fail to timely fill a particular purchase order, and should such failure continue for 15 (fifteen) days following a written notice from KARAT that KARAT intends to fill such order with a specific third party manufacturer, then KARAT shall be permitted to fill such purchase order with the third party manufacturer named in such notice to AGOSI. The above right shall be limited to such quantities of ALLOY for which purchases orders have not been confirmed or filled by AGOSI in accordance with this Agreement. In addition, should AGOSI fail to comply with its sales obligations, and/or should AGOSI fail repeatedly to deliver in a timely manner, KARAT shall be permitted to purchase the ALLOY also from third parties, and KARAT's purchase obligations under Section C.1 and C.2 shall cease to be valid, and terminate, provided, however, that KARAT has notified AGOSI about its corresponding intention in written form with a 20 (twenty) day notice period. Should AGOSI be unable to demonstrate during the aforementioned 20 (twenty) day notice period that it will comply with its sales obligations and will deliver in a timely manner, KARAT shall be entitled to use the ALLOY also for production of Jewelry, also through third parties to be notified to AGOSI in written form with a 20 (twenty) day notice period prior to the first order placed. AGOSI shall be obligated to provide such third party manufacturer both the formula of the ALLOY and such other technical assistance as shall be reasonably required by such third party manufacturer to manufacture the ALLOY for Jewelry, provided that the third party manufacturer entered into a written license and secrecy agreement with AGOSI which is satisfactory to AGOSI, pursuant to which (i) the third party manufacturer is forbidden to pass on the formula of the ALLOY to KARAT or any third party and (ii) the third party pays AGOSI a 5% royalty on its net turnover (revenues actually received, without VAT,

freight and packaging costs) generated from sales of the ALLOY during the term of any applicable Patent Right, to the extent these sales are in excess of the Minimum Obligations Quantities (as defined in Section E.1.1).

## D
## PATENTS

**D.1 Initial Patent Application**

D.1.1 AGOSI hereby undertakes to exercise diligence in the preparation and filing and prosecution of an application for a patent which protects the ALLOY and/or the process of its production and/or its application for JEWELRY products. Initially, the patent application shall be filed as a PCT application (the "Initial Patent Application") with as many designated countries as possible. AGOSI shall initiate the corresponding internal procedures as soon as possible. It is the common intention of the parties to file the Initial Patent Application by 28 February 2004. Whenever and wherever a Party is pursuing a Patent under this Section D.1 or under any other provision of this Agreement, the applying Party shall provide copies of all papers being submitted in connection with such application for the prior approval of the other Party and in addition shall provide the other Party with copies of all papers received from the applicable patent office. AGOSI shall be entitled to blacken out the formula, in particular the percentages of the different elements of the ALLOY, as well as any information regarding the production process, but not information regarding the use of the Alloy for Jewelry.

D.1.2 AGOSI does not warrant that the ALLOY is patentable, and AGOSI shall not be obliged to pursue the patent application should the patent authorities have objections as to the patentability of the ALLOY and/or should third parties file such objections. However, AGOSI shall inform KARAT without undue delay about the relevant objections and shall provide KARAT with photocopies of all relevant documents. In such a situation, either party (the "Pursuing Party") shall be entitled to pursue the patent application alone despite such objections, provided that it undertakes towards the other Party (the "Passive Party") in written form to advance and bear all associated costs alone, without being entitled to any reimbursement from the Passive Party. The Passive Party shall assist at its own cost the Pursuing Party where necessary in its efforts. Should the Pursuing Party obtain any Patent Rights, it shall be entitled to be the only patent owner, and the Passive Party shall retain a free-of-charge, temporally unlimited, transferable, non-exclusive usage right in the Patent Rights. Sub-Licenses in such Patent Rights can only be granted by that Passive Party (i) to its Affiliates, (ii) in cases of comprehensive technology transfer contracts, (iii) with patent license exchange contracts, as well as (iv) in association with the sale of a business or company part, or merger or consolidation of a Party into or with another entity, insofar as the Patent Right in that business or company part was used before the transfer effective date or arrangements were made for the later usage of the same.

**D.2 License Grant for European Patent Rights**

D.2.1 After having filed the Initial Patent Application, AGOSI hereby undertakes to exercise diligence in the preparation and filing for European Patent Rights with the European Patent Office designating all EPC (European Patent Cooperation) member countries.

D.2.2 AGOSI shall grant KARAT a license with respect to the European Patent Rights. As a consequence, the internal relationship between AGOSI and KARAT regarding the European Patent Rights shall be a licensor-licensee relationship.

D.2.3 Each such license shall be (i) exclusive, (ii) limited in scope to marketing and sales purposes (as opposed to production purposes which shall be included only in the case of Section C.4) exclusively in the field of jewelry, (iii) sub-licensable within the aforementioned scope without accounting to AGOSI, (iv) transferable only with the prior written express consent of AGOSI, such consent not to be unreasonably withheld, (v) limited geographically to the area of the specific patent, (vi) limited temporally to the term of this Agreement and the term of the specific patent, whichever is the shorter, (vii) subject to the license fees pursuant to Section D.2.4 of this Agreement. In addition to the above, such license shall be transferable by KARAT (i) to its Affiliates, (ii) in cases of comprehensive technology transfer contracts, (iii) with patent license exchange contracts, as well as (iv) in association with the sale of a business or company part or merger or consolidation into or with another entity.

D.2.4 KARAT shall be obliged to pay AGOSI license fees for the European Patent Rights. These license fees shall be calculated as follows: KARAT shall be obliged to pay AGOSI fifty (50) per cent of AGOSI's external costs of preparing, filing and pursuing the application, granting, registration and upholding the Initial Patent Application and the European Patent Rights (including reasonable lawyers' and patent attorneys' fees and the costs of granting and upholding the patent), in return for presentation of photocopies of the corresponding evidence, such as invoices. If any authority requests the payment of a fee or of an advance payment, KARAT shall be obliged to pay its 50% portion to AGOSI in advance in order to enable AGOSI to pay the complete amount to the requesting authority.

D.2.5 AGOSI and KARAT shall be registered as co-owners of all European Patent Rights, and each Party shall have the right to behave towards any third party, including any authority, as co-owner of the European Patent Rights. To the extent that KARAT is granted the right to be registered as co-owner of any European Patent Rights and to behave as co-owner of any European Patent Rights, this shall only have effect regarding third parties but not among AGOSI and KARAT.

**D.3 Co-Ownership with Respect to the US Patent Rights**

D.3.1 After having filed the Initial Patent Application, AGOSI shall prepare and file an application for a US Patent Right as swiftly as possible.

D.3.2 AGOSI and KARAT shall become co-owners of the US Patent Rights and shall be registered as such.

D.3.3 KARAT shall only be entitled to use its portion of the US Patent Rights exclusively for marketing and sales purposes (as opposed to production purposes, which shall be included only in the case of Section C.4) in the field of Jewelry, and for no other

purposes. AGOSI shall only be entitled to use its portion of the US Patent Rights for purposes which are not reserved for KARAT pursuant to the preceding sentence. These obligations and rights shall extend for the duration of the US Patent Rights.

**D.4 Patent Applications for Other Patent Rights**

D.4.1 Should either Party wish to apply for an Other Patent Right, it shall notify the other Party without undue delay about its intention. Before expiry of the priority deadline in a foreign country, the Parties shall each stipulate in writing in mutual agreement whether they wish to apply for registration of a Patent Right in that foreign country, and whether the wish to opt for a license agreement (similar to the license for European Patent Rights) or for a co-ownership. In any case, KARAT shall only be entitled to use its portion of the Other Patent Rights or its respective license exclusively for marketing and sales purposes (as opposed to production purposes which shall be included only in the case of Section C.4) in the field of Jewelry, and for no other purposes. AGOSI shall only be entitled to use its portion of the Other Patent Rights for purposes which are not reserved for KARAT pursuant to the preceding sentence. These obligations and rights shall extend for the duration of the relevant Other Patent Right.

D.4.2 Should an agreement pursuant to section D.4.1 above not have been reached for a foreign country within two months before the expiry of the priority deadline at the latest, each of the Parties shall be entitled, in order to comply with the priority deadline, to file the application for registration of a Patent Right in its name and at its cost, if it informs the other Party in writing of this application one month before the expiry of the deadline at the latest, in order to give that other Party the chance of requesting that the application be changed to a joint application, to which section D.4.1 hereof applies. That request must be made in writing and received by the applying Party at least two weeks prior to the expiry of the priority deadline in the foreign country concerned.

D.4.3 If only one Party is interested in the application for registration of an Other Patent Right, then that Party shall be able to file the application in its name and at its cost, citing the name of the inventor named in the Preamble. It shall also bear the costs of the maintenance. Only the applying Party shall be entitled to the Patent Rights coming into existence in that case.

D.4.4 The non-applying Party shall be entitled to a non-exclusive, free-of-charge, temporally unlimited, transferable usage right in Patent Rights not jointly applied for pursuant to sections D.4.2 and D.4.3 hereof, as well as Patent Rights pursuant to section D.4.5 below, which come into existence due to a country designation which is not joint. KARAT's usage right shall be limited exclusively to marketing and sales purposes (as opposed to production purposes, which shall be included only in the case of Section C.4) in the field of Jewelry, and for no other purposes. AGOSI's usage right shall be limited exclusively to purposes which are not reserved for KARAT pursuant to the preceding sentence. These obligations and rights shall extend for the duration of the relevant Other Patent Rights. Sub-Licenses in such Patent Rights can only be granted by that Party (i) to its Affiliates, (ii) in cases of comprehensive technology transfer contracts, (iii) with patent license exchange contracts, as well as (iv) in association with the sale of a business or company part, or the merger or consolidation of a Party into or with another entity, insofar as the Patent Right in that business or company part was

used before the transfer effective date or arrangements were made for the later usage of the same.

D.4.5 Insofar as Patent Rights are applied for pursuant to the EPC (European Patent Cooperation), the above-stipulated provisions of Section D.4 hereof shall apply correspondingly with regard to the country designations.

**D.5 Abandonment of Patent Rights**

D.5.1 Patent Rights, whose application and maintenance costs both Parties shall bear, can only be abandoned jointly by both Parties.

D.5.2 Should only one Party decide to abandon its share of the Patent Right, it shall offer its share to the other Party in a timely manner beforehand for take-over free-of-charge. If the declaration regarding preparedness to take over the share is not received within three months after such offer, then the corresponding Patent Rights can be abandoned.

D.5.3 If the other Party takes over the share offered to it and if it maintains the Patent Right at its own cost, the offering Party shall retain a non-exclusive, free-of-charge, non-exclusive, temporally unlimited, transferable usage right in the respective Patent Right. KARAT's usage right shall be limited to marketing and sales purposes (as opposed to production purposes, which shall be included only in the case of Section C.4) in the field of Jewelry, and for no other purposes. AGOST's usage right shall be limited to purposes which are not reserved for KARAT pursuant to the preceding sentence. These obligations and rights shall extend for the duration of the relevant Other Patent Rights. Sub-Licenses in such Patent Rights can only be granted by that Party (i) to affiliated companies, (ii) in cases of comprehensive technology transfer contracts, (iii) with patent license exchange contracts, as well as (iv) in association with the sale of a business or company part or the merger or consolidation of a Party into or with another entity, insofar as the Patent Right in that business or company part was used before the transfer effective date or arrangements were made for the later usage of the same.

The license rights already granted to third parties at the point in time of the take-over of the share offered shall remain in existence.

**D.6 Transfer of Patent Rights**

D.6.1 No Party shall be permitted to transfer its share in a joint Patent Right to a third party except as specifically permitted under this Agreement. Any transfer made in contravention of this Agreement shall be void and of no effect. A Party shall - notwithstanding the provision contained in D.6.2 hereof - only be able to transfer its share in a joint Patent Right to a third party if that third party undertakes in writing to take over the obligations of the Party so transferring which arise out of this Agreement.

D.6.2 In the event a Party (the "Selling Party") receives an offer to purchase his Patent Right from a bona fide third party, and the Selling Party wishes to accept such offer, then the Selling Party must notify the other Party of such offer in writing (the "Sales Notice"). The Sales Notice must contain the name and address of the prospective purchaser, the purchase price, terms of the payment, the proposed closing date and all other material

terms of such offer. The non-selling Party shall thereafter have the right to purchase the Patent Rights of the Selling Party under the same terms and conditions as were set forth in the Sales Notice by notifying the Selling Party of the exercise of such option within fifteen (15) days after receipt of the Sales Notice. In the event the other Party fails to timely exercise such option, the Selling Party shall be free to sell the Patent Right to the purchaser named in the Sales Notice under the same terms and conditions, without variation, as were set forth in the Sales Notice, but to no other purchaser and under no other terms; provided that the consummation of such sale shall occur within ninety (90) days after the receipt of the Sales Notice by the other Party. In the event the Selling Party fails to consummate the sale of his Patent Rights to the purchaser named in the Sales Notice under the same terms and conditions set forth in the Sales Notice within one hundred and five (105) days after the date of receipt of the Sales Notice by the other Party, then the Selling Party shall have no further right to sell his Patent Rights without again delivering a Sales Notice to the other Party and granting the other Party another option to purchase as set forth in this Section D.6.2. The provisions set forth in this Section D.6.2 shall not apply in the event of a transfer of a share in a joint Patent Right in the context of an internal restructuring of a party and/or group of its Affiliates, and provided that the ultimate owner shall be subject to the transfer restrictions contained in this Section D.6.

**D.7 Enforcement of Patent Rights**

D.7.1 If a Party becomes aware of infringements by third parties of a joint Patent Right or of a European Patent Right which is licensed to KARAT, then it shall inform the other Party of the same without undue delay.

D.7.2 In the case of joint Patent Rights, the Parties shall determine in mutual consultation and agreement how to proceed against the infringer. If both Parties decide that they shall jointly proceed against the infringer, then they shall bear the costs of the defense and be entitled to any income from the infringer in accordance with their share in the costs.

D.7.3. If no mutual agreement pursuant to section D.7.2 above can be reached or cannot be reached in a reasonable time, each Party shall be able to proceed against an infringer alone and at its own cost, provided that the pertinent Party has notified the other Party in writing in advance of the same. In such case, only the proceeding Party shall be entitled to any income from the infringer. The other Party shall in such case no longer be entitled to grant the infringer a usage right relating to the infringed Patent Rights.

**D.8 Improvements**

D.8.1 Each Party shall inform the other Party of any improvement to and further developments of the ALLOY and/or its application, in particular for Jewelry products ("Improvements"). Information relating to Improvements shall be considered Information to which the Confidentiality Obligations under this Agreement apply.

D.8.2 All Improvements relating to 14 karat and 18 karat platinum ("KARAT Improvements") made during the term of this Agreement shall automatically become part of the ALLOY for the purposes of this Agreement. Should KARAT decide (in its own discretion) to use any KARAT Improvement, KARAT has to do so exclusively with AGOSI, and both parties are to agree upon the effects price-wise etc.

D.8.3 Except as set forth in the preceding sub-paragraph D.8.2, the Provider of Information relating to Improvements shall not be obliged to transfer Improvements to the other Party, and shall be entitled to apply for patents and/or utility models, but the other Party shall be granted a non-exclusive, free-of-charge, temporally unlimited, transferable license to use the Improvements for its own purposes.

## E
## GENERAL CONDITIONS

### E.1 Confidentiality and Restricted Use

In connection with the Cooperation, each Party may disclose, at its sole discretion, Information to the other Party.

E.1.1 The Recipient shall keep the Provider's Information in strict confidence and shall not

a) use any such Information for any purpose other than the purpose of pursuing the Cooperation; or
b) disclose or make available any such Information to any third party; or
c) disclose or make available any such Information to any officers or employees other than to those who require access to the Information in order to pursue the Cooperation and who agree to be bound by the terms of this Agreement, and then only to the extent required for this purpose; the Recipient shall assume full responsibility for the performance of its officers and employees under this Agreement; or
d) make any commercial use of any such Information or use any such Information for filing any patent application other than those described in this Agreement.

without the prior written consent of the Provider.

The Recipient may, for the limited purpose of assisting Recipient in the Cooperation, disclose Provider's Information to its at least fifty (50) percent-owned subsidiaries, including joint ventures, provided that said subsidiaries (i) have a need to know the Information, (ii) have been advised of its confidential nature and (iii) have accepted all provisions herein as binding, and, (iv) provided further, that in the event of such disclosure the Recipient shall remain liable for any prohibited disclosure and/or use of any such Information by its subsidiaries.

E.1.2 The restrictions stipulated in Section E.1.1 hereof shall not apply to any Information for which the Recipient can reasonably demonstrate that such Information

a) at the time of disclosure hereunder was, or thereafter became, part of the public domain through no act or omission of the Recipient; or
b) was already in the Recipient's possession at the time of disclosure hereunder, or is hereafter received in good faith by the Recipient from a third party, and is not subject to any confidentiality obligations and/or restrictions as to its use; or

c) is hereafter independently developed by employees or contractors of the Recipient who had not received or had available to them such Information or relevant part thereof.

Specific items of Information shall not fall within any exception merely because they are embraced by more general Information falling within any exception. Likewise, any combination of specific items of Information shall not fall within any exception merely because the specific items themselves fall within any exception, but only if the combination itself, and its principles of operation, fall within any exception.

**E.2 Liabilities and Property Rights**

E.2.1 The Recipient hereby agrees that Information is provided on an as-is basis, and that any use of Information is at its own cost and risk. There shall be no liability of the Provider with regard to such use.

E.2.2 The Recipient hereby agrees that all Information received hereunder shall remain the property of the Provider. Upon the Provider's written request, the Recipient shall return all originals, copies, reproductions, summaries and other tangible forms of Information to the Provider, or, at the Provider's option, shall certify the destruction of the same. This request may be submitted at any time, but not later than three (3) months after the termination of this Agreement. The Recipient may retain one copy of Information in its confidential files for quality control and other archival purposes including for the determination of any continuing obligation under this Agreement.

E.2.3 The Recipient hereby agrees that, unless otherwise provided in this Agreement,

a) neither this Agreement nor any receipt of Information hereunder shall be construed as granting, or as an undertaking to subsequently grant, the Recipient any license, right, immunity, title or interest in or to any present or future patent, patent application, know-how or any other proprietary right, and the Recipient shall not assert any rights of prior use with respect to the said Information; and

b) the disclosure of any Information hereunder shall not be considered a "publication" thereof for patent or copyright purposes, nor shall it constitute release of said Information into the public domain; and

c) nothing herein shall be construed as obligating either Party to enter into any further agreement and/or any business arrangement with the other Party.

**E.3 Term and Termination**

E.3.1 This Agreement shall enter into force on the Effective Date and shall remain in force until the expiry of all Patent Rights. The exclusivity obligations (Sections B.2, D.1.2, D.2.2, D.2.3, D.5.3, D.8), however, shall expire automatically five (5) years after the Effective Date, and any extension of the exclusivity period requires the express written consent of the Parties which expressly refers to this Agreement. In no case shall such an extension agreement provide for any provision which leads to an exclusivity obligation in excess of five years after the date on which the extension agreement is signed by the Parties. Notwithstanding the preceding two sentences, in the event

European Law and other applicable law at any time permit an exclusivity period of more than five (5) years, or permit an exclusivity period of more than five (5) years with respect to any particular jurisdiction (e.g., a restriction against the sale of ALLOY from Europe to a purchaser outside of Europe), then all exclusivity periods set forth in this Agreement shall be extended and/or recast in regard to duration or scope (whichever shall be applicable), to impose exclusivity obligations to the maximum extent legally permissible, for the entire term of the Patent or for any shorter maximum period or narrower or broader territory or scope that is permitted under the legal framework.

E.3.2 The obligations of confidentiality and non-use shall survive the termination of this Agreement or any extension, renewal or follow-up agreement thereof for a period of five (5) years.

F

## ENFORCEMENT OF RESTRICTION AND PATENT RIGHTS

F.1 In furtherance (in scope, not in time) of the exclusivity provisions of Sections B.2, D.1.2, D.2.2, D.2.3, D.5.3 and D.8 and any other exclusivity provisions contained or referred to in this Agreement, but not in any way in limitation in scope thereof, AGOSI shall be prohibited, both directly or indirectly, other than to or with KARAT, from doing the following (the "AGOSI Restrictions"): (i) marketing, selling or distributing any Jewelry which contains in it any amount of ALLOY, no matter how miniscule, (ii) granting rights of distributorship to any other person or entity to market, sell or distribute any Jewelry which contains in it any amount of ALLOY, no matter how miniscule, (iii) granting a license to any person or entity to utilize ALLOY in even the most miniscule amounts in the manufacture, sale or distribution of Jewelry, (iv) appointing or utilizing the services of any distributor, sales representative, agent, broker, or any finder in connection with the marketing, sale or delivery of any Jewelry containing in it any amount of ALLOY, no matter how miniscule, (v) knowingly delivering or providing, or permitting the delivery or provision of, any ALLOY to any person or entity anywhere in the world whom AGOSI knows or has reason to believe will utilize such ALLOY in any amount no matter how miniscule in the manufacture, sale or distribution of Jewelry. For the avoidance of doubt, AGOSI shall be permitted to manufacture and sell ALLOY to third parties for purposes other than making Jewelry, provided that AGOSI may not sell or distribute any ALLOY to any party unless such party executes a written agreement, in a form satisfactory to KARAT, specifically prohibiting such purchaser from using the ALLOY for Jewelry or for otherwise engaging in any of the AGOSI Restrictions. In addition to AGOSI's obligations pursuant to the immediately preceding sentence, during the entire term of this Agreement, AGOSI shall be restricted from selling any ALLOY to any party without informing such party that KARAT's US Patent Rights and Other Patent Rights (if applicable) prohibit the purchaser from importing the ALLOY into, or otherwise utilizing the ALLOY in any amount no matter how miniscule into the United States of America or into any other jurisdiction in which KARAT has Patent Rights for the use of Jewelry.

F.2 In furtherance (in scope, not in time) of the exclusivity provisions of Sections B.2, D.1.2, D.2.2, D.2.3, D.5.3 and D.8 and any other exclusivity provisions contained or

referred to in this Agreement, but not in any way in limitation in scope thereof, KARAT shall be prohibited, both directly or indirectly from doing the following (the "KARAT Restrictions"): (i) marketing, selling or distributing any products other than Jewelry which contains in it any amount of ALLOY, no matter how miniscule, (ii) granting rights of distributorship to any other person or entity to market, sell or distribute any products other than Jewelry which contains in it any amount of ALLOY, no matter how miniscule, (iii) granting a license to any person or entity to utilize ALLOY in even the most miniscule amounts in the manufacture, sale or distribution of any product other than Jewelry, (iv) appointing or utilizing the services of any distributor, sales representative, agent, broker, or any finder in connection with the marketing, sale or delivery of any product other than Jewelry containing in it any amount of ALLOY, no matter how miniscule, (v) knowingly delivering or providing, or permitting the delivery or provision of, any ALLOY to any person or entity anywhere in the world whom KARAT knows or has reason to believe will utilize such ALLOY in any amount no matter how miniscule in the manufacture, sale or distribution of any product other than Jewelry. For the avoidance of doubt, KARAT shall be permitted to market, sell and distribute ALLOY to third parties, provided that KARAT may not market, sell or distribute any ALLOY to any party unless such party executes a written agreement, in a form satisfactory to AGOSI, specifically prohibiting such purchaser from using the ALLOY for any product other than Jewelry or for otherwise engaging in any of KARAT Restrictions. In addition to KARAT's obligations pursuant to the immediately preceding sentence, during the entire term of this Agreement, KARAT shall be restricted from selling any ALLOY to any party without informing such party that AGOSI's US Patent Rights, European Patent Rights and Other Patent Rights (if applicable) prohibit the purchaser from importing the ALLOY into, or otherwise utilizing the ALLOY in any amount no matter how miniscule into the United States of America, or into any other jurisdiction in which KARAT has Patent Rights for the use of any product other than Jewelry.

F.3 In the event of any breach by either Party (the "Breaching Party") of any of its Restrictions or the other Party's Patent Rights, then the Breaching Party shall be obligated to pay to the other Party an amount equal to the profits generated to the Breaching Party from such breach. Nothing contained in this Section F.3 shall be construed as prohibiting the other party from pursuing any of the remedies available for such breach or threatened breach, including without limitation, the injunctive relief provided in Section F.4 below.

F.4 In the event of any breach by either Party (the "Breaching Party") of any of its Restrictions or Patent Rights, then the Breaching Party hereby expressly consents to the granting of a temporary or a permanent injunction against it by any court of competent jurisdiction prohibiting it from violating same. In any proceeding for an injunction and upon any motion for a temporary or a permanent injunction, the Breaching Party hereby expressly agrees that its ability to answer in damages shall not be a bar or be interposed as a defense to the granting of such temporary or permanent injunction. Each Party further hereby expressly agrees that the other Party shall not have an adequate remedy at law in the event of any breach by the Breaching Party of any of its Restrictions or Patent Rights, and that the other party will suffer irreparable injury if the Breaching Party and/or any of its Affiliates breaches any of such Sections of this Agreement due to the highly competitive nature of the Jewelry and Precious Metals business. In the event that any Court of competent jurisdiction grants a temporary or

permanent injunction against the Breaching Party and/or any Affiliate of the Breaching Party pursuant to the provisions of this Section F.4, then the other Party shall also be entitled to recover from the Breaching Party and its breaching Affiliate the reasonable attorneys' fees actually incurred by the other party in obtaining such injunction. Such remedy shall not be exclusive, and shall be in addition to any other remedy which the other party may have as a result of any such violation. It is understood by both Parties that, but for the agreement of both Parties to comply with their respective Restrictions or Patent Rights, neither party would have entered into this Agreement. Each Party has independently consulted with its legal counsel and has been advised that in all respects concerning the reasonableness and propriety of such provisions.

F.5 The provisions of exclusivity and Patent ownership granted to each of the Parties shall be regarded as divisible and shall be operative both as to time, geographical area covered and scope of restrictions only to the extent that they are legally enforceable; and, in the event any of such provisions shall be deemed invalid or unenforceable in any respect, as to any one or more periods of time, geographical areas, business or activities, the remaining provisions shall not thereby be affected, but shall remain in full force and effect; and this Agreement shall be deemed to be amended without further action by the Parties to the extent necessary to render such provisions valid and enforceable to the fullest extent possible.

## G
## Miscellaneous

G.1 Should any of the provisions of this Agreement become or prove to be null and void, this shall not affect the validity of this Agreement as a whole The Parties shall, however, endeavor to replace the void provision with a valid one which in its economic effect corresponds as closely as possible to the void provision. The same shall apply accordingly in the event that this Agreement is found to contain any unintended lacunae.

G.2 Except as provided in the Agreement, neither party shall be authorized to bind the other in any manner.

G.3 No amendments of this Agreement will be effective unless in writing.

G.4 Notices which shall be in writing shall be also effective if sent by telefax.

G.5 This Agreement is to be governed by and construed in accordance with the substantive laws of Germany without giving effect to its conflict of laws rules. All disputes arising in connection with this Agreement shall be finally settled by arbitration under the ICC Rules by three arbitrators appointed in accordance with the said Rules. The place of arbitration shall be London, United Kingdom. The arbitration procedure shall be conducted in English. The Parties submit to the jurisdiction of the arbitration panel established in accordance with the ICC rules and shall appear before this arbitration panel in not more than thirty (30) days after the day on which the request for arbitration procedures has been filed by either Party. Any judgment awarded by the arbitration panel shall be final and beyond appeal and may be entered as a final

judgment in any court of appropriate jurisdiction. Notwithstanding the foregoing, any Party may seek injunctive or other equitable relief and any other remedy permissible under the ICC Rules from any court of appropriate jurisdiction

Pforzheim, 13th January 2004

**AGOSI**

by

Dr. Bernhard Fuchs
Vorstand

[signature]

and

Ulf Anselment
Prokurist

[signature]

New York, 13 January 2004

**KARAT**

by

David Neuberg
Managing Member

[signature]